Exhibit 5.2

[Sullivan & Cromwell LLP Letterhead]

August 21, 2026

Haleon plc,

Building 5, First Floor, The Heights,

Weybridge,

Surrey KT13 0NY,

United Kingdom.

Haleon US Capital LLC,

184 Liberty Corner Road, Suite 200

Warren, NJ 07059,

United States of America.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”), of (a)(i) $600,000,000 aggregate principal amount of the 4.625% Senior Fixed Rate Notes due 2029 (the “2029 Notes”), (ii) $600,000,000 aggregate principal amount of the 4.875% Senior Fixed Rate Notes due 2031 (the “2031 Notes”), and (iii) $800,000,000 aggregate principal amount of the 5.375% Senior Fixed Rate Notes due 2036 (the “2036 Notes” and together with the 2029 Notes and the 2031 Notes, the “Notes”) of Haleon US Capital LLC, a limited liability company formed under the laws of the State of Delaware (the “Company”), issued pursuant to the Indenture, dated as of August 21, 2026 by and among the Company, Haleon UK Capital plc, Haleon plc, a public limited company organized under the laws of England and Wales (“Haleon”) and Deutsche Bank Trust Company Americas, as Trustee (the “Indenture”) and (b) the related guarantees of the Notes by Haleon (the “Guarantees” and together with the Notes, the “Securities”) , we, as your United States counsel, have examined such corporate records, certificates and other documents, and such questions of law as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, it is our opinion that (1) the Notes constitute valid and legally binding obligations of the Company and (2) assuming the Guarantees have been duly authorized, executed and delivered by Haleon insofar as the laws of England and Wales are concerned, the Guarantees constitute valid and legally binding obligations of Haleon, subject, in each case, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities.

The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the Limited Liability Company Act of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. For purposes of our opinion, we have assumed that (1) Haleon has been duly organized and is an existing public limited company under the laws of England and Wales and (2) the Indenture relating to the Securities has been duly authorized, executed and delivered by Haleon insofar as the laws of England and Wales are concerned. With respect to all matters of English law, we note that you have received an opinion, dated as of the date hereof, of Sullivan & Cromwell LLP.

Haleon plc Haleon US Capital LLC	-2-

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and Haleon and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee thereunder, that the Securities conform to the specimens thereof examined by us, that the Trustee’s certificate of authentication of the Securities has been signed by one of the Trustee’s authorized officers and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to a Form 6-K to be incorporated by reference into the Registration Statement on Form F-3 relating to the Securities (File Nos. 333-297789 and 333-297789-02) and to the references to us under the heading “Validity of Securities” in the Prospectus dated July 29, 2026, as supplemented by the Prospectus Supplement dated August 12, 2026. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP

SULLIVAN & CROMWELL LLP